Exhibit 99.1

	CONTACT:	Mark Brewer	Danny Gibbons
FOR IMMEDIATE RELEASE		Investor Relations	SVP & CFO
		investorrelations@wtoffshore.com	investorrelations@wtoffshore.com
		713-297-8024	713-624-7326

W&T OFFSHORE REPORTS THIRD QUARTER AND YEAR-TO-DATE

2012 FINANCIAL AND OPERATIONAL UPDATE

HOUSTON – October 30, 2012 – W&T Offshore, Inc. (NYSE: WTI) today announces financial and operational results for the third quarter of 2012. Some of the highlights include:

•

On October 5, 2012, closed on the previously announced acquisition of exploration and production properties in the Gulf of Mexico from Newfield Exploration Company and one of its subsidiaries for an adjusted purchase price of $208 million, plus assumption of certain plug and abandonment liabilities. Acquired 78 federal offshore lease blocks (65 of which are in the deepwater) on approximately 416,000 gross acres, excluding overriding royalty interests. No preferential rights were exercised; accordingly, all of the properties that were part of the package remained in the transaction. These properties are expected to produce in the range of 3.4 to 4.4 Bcfe for the fourth quarter of 2012.

•

Completed a $300 million debt offering of 8.5% senior notes due June 2019, the proceeds of which will be used to pay down the revolving credit facility balance incurred by purchasing Newfield’s Gulf of Mexico assets. The notes were issued at 106% of par resulting in a yield of 6.96% and gross proceeds of $318 million. The offering was completed on October 17, after the close of the third quarter.

•

For the third quarter of 2012, production volumes averaged 40,500 barrels of oil equivalent per day, or 242.7 MMcf of natural gas equivalent per day. Production was deferred by tropical storm activity as well as third-party pipeline outages during the quarter. Production volumes were split 37% oil, 12% natural gas liquids (“NGLs”) and 51% natural gas. Our average realized sales price was $100.68 per barrel for oil, $27.66 per barrel for NGLs and $3.07 per Mcf for natural gas. We expect to produce between 50,000 and 55,000 Boe per day in the fourth quarter and expect our production rate to be similar at year-end.

•

Awarded 11 blocks (approximately 47,200 acres) totaling approximately $2.5 million from the June 2012 Central Gulf of Mexico Lease Sale 216/222 held in New Orleans, LA. These new lease blocks enhance our exploration opportunity portfolio in the Gulf of Mexico.

•

In the first nine months of 2012, we have had 100% drilling success and completed a total of 58 wells. During the third quarter we completed 19 wells, including; one development well on the shelf of the Gulf of Mexico, 17 vertical wells in the Permian Basin of West Texas, and one horizontal well in East Texas. Commenced horizontal drilling activity in West Texas. Net production at our Yellow Rose properties recently reached 3,000 Boe per day net, the highest daily volumes so far this year. This is up from approximately 2,500 Boe per day net or 20%, since the beginning of the year.

W&T Offshore, Inc. • Nine Greenway Plaza, Suite 300 • Houston, Texas 77046 • 713-626-8525 • www.wtoffshore.com

•	Revenues for the quarter were $185.9 million. Oil and NGLs sales represented 81% of total revenues.

•	Net income and earnings per share for the third quarter of 2012, excluding special items, were $14.4 million and $0.19, respectively.

•

Adjusted EBITDA for the quarter was $109.7 million and our adjusted EBITDA margin was 59%. Net cash provided by operating activities for the first nine months of 2012 was $351.5 million. Capital expenditures and other investing activities for the first nine months of 2012 were $330.9 million and we distributed $17.8 million in dividends.

“Our acquisition of Gulf of Mexico properties from Newfield adds significant unrisked exploratory potential to our portfolio while also adding production, reserves, and cash flow beginning in the fourth quarter,” stated Tracy W. Krohn, Chairman and Chief Executive Officer. “In the fourth quarter, we expect to be generating much higher production that is receiving premium oil prices and improved natural gas prices, driving stronger cash flow.”

“For the balance of 2012, we will remain very active as we continue to drill our growing inventory of exploration and development projects. Similarly, we continue to evaluate the substantial acquisition opportunities currently in the market place. Our drilling program over the near-term will be focused on a variety of exploration projects, both onshore and offshore, that if successful could add reserves and production. We have identified at least five exploration wells that we may choose to commence drilling in the next few months. Additionally, to further expand our prospect inventory we have acquired a large quantity of the latest seismic data to help us better evaluate the leasehold acreage we acquired from Newfield, prospects in the recent Gulf of Mexico lease sales, and our existing property inventory. We have also expanded our exploration team and are incorporating in-house processing using the most modern techniques.”

Revenues, Production & Price: Revenues for the third quarter of 2012 were $185.9 million compared to $245.4 million in the third quarter of 2011. During the third quarter of 2012, we sold 1.4 million barrels of oil, 0.5 million barrels of NGLs and 11.4 Bcf of natural gas as compared to 1.5 million barrels of oil, 0.5 million barrels of NGLs and 14.3 Bcf of natural gas for the same period of 2011. In total, we sold 3.7 million Boe at an unhedged average realized sales price of $49.86 per Boe. During the third quarter of 2012 we experienced deferred production as a result of third-party pipeline outages and the impact of both Tropical Storm Debby and Hurricane Isaac. Fortunately, we experienced very minimal property damage as a result of the 2012 tropical storm season. When combined, the storms and pipeline outages reduced total third quarter production by approximately 0.8 million Boe. Full year production estimates were also impacted by the sale of South Timbalier 41 in the spring and the recent sanding up of the Mississippi Canyon 243 A2 ST well. These will be partially offset by the addition of the newly acquired properties from Newfield. In addition, we expect to begin drilling a sidetrack of the MC 243 A2 well before the end of the year and hope to have it back on production in the first quarter of 2013. We expect our fourth quarter production to be significantly higher than the third quarter as indicated in our guidance later in the press release.

The lower production volumes in the third quarter of 2012 reduced revenue by approximately $31.0 million and lower prices reduced revenues by approximately $28.5 million compared to the third quarter of 2011. Realized oil prices (unhedged) were $100.68 per barrel. Our realized oil sales price was above the average daily West Texas Intermediate price of $92.17 per barrel due to higher premiums for offshore crude (the Brent crude oil price for that same time frame was $109.63 per barrel). Our realized natural gas sales price was $3.07 per Mcf, a significant drop from the $4.27 per Mcf sales price for the same period in 2011, but higher than the year-to-date average of $2.72 per Mcf. Our realized NGLs sales price was $27.66 per barrel for the third quarter.

Net Income & EPS: Our operating results for the third quarter of 2012 resulted in a net loss of $1.5 million, or ($0.02) per common share, compared to net income of $52.9 million, or $0.70 per common share for the same period in 2011. Net income for the third quarter of 2012, excluding special items, was $14.4 million, or $0.19 per common share. This compares to $42.4 million, or $0.56 per common share, reported for the third quarter of 2011, excluding special items. See the “Reconciliation of Net Income to Net Income Excluding Special Items” and related earnings per share, excluding special items in the table under “Non-GAAP Financial Information” at the back of this press release for a description of the special items.

Cash Flow from Operating Activities and Adjusted EBITDA: EBITDA and Adjusted EBITDA are non-GAAP measures and are defined in the “Non-GAAP Financial Measures” section later in this press release. Adjusted EBITDA for the third quarter of 2012 was $109.7 million, compared to $161.5 million for the third quarter of 2011. Our Adjusted EBITDA margin was 59% compared to 66% in the third quarter of 2011. Adjusted EBITDA is lower in the 2012 period primarily due to lower production volumes and lower average realized sales prices. Net cash provided by operating activities for the first nine months of 2012 was $351.5 million compared to $396.1 million for the same period of the prior year.

Lease Operating Expenses (“LOE”): For the third quarter of 2012, LOE, which includes base lease operating expenses, insurance, workovers, facilities expenses, and hurricane remediation costs net of insurance claims, decreased to $53.4 million from $58.9 million in the third quarter of 2011. Base LOE decreased $9.1 million to $28.4 million primarily due to an ad valorem tax refund, processing fees received from third parties, lower operating costs incurred at our Fairway/Yellowhammer properties, the sale of South Timbalier 41 and lower repairs, maintenance and expenses. Workover costs were up $2.3 million to $8.5 million, insurance premiums were down $0.3 million to $7.6 million and facilities expenses were up $1.1 million to $8.9 million. The increase in workover and facilities costs reflects increased activity at several of our Gulf of Mexico properties.

Depreciation, depletion, amortization and accretion (“DD&A”): On a nominal basis, DD&A decreased to $77.5 million in the third quarter of 2012 from $84.5 million in the third quarter of 2011 due to lower production volumes resulting from the temporary deferral of production caused by tropical storm activity and third party pipeline outages.

Capital Expenditures Update: Our capital expenditures budget for 2012 was $425 million, excluding acquisitions. For the nine months ended September 30, 2012, our capital expenditures for oil and gas properties were $312.4 million and were funded with cash flow from operating activities. Capital expenditures included $178.7 million for onshore activities (split between $49.1 million for exploration and $129.6 million for development activities), $119.2 million for offshore activities (split between $10.0 million for exploration and $109.2 million for development) and $14.5 million for seismic, leasehold and other costs. Through the first nine months of 2012 we have drilled and completed 58 wells in total, with 54 wells in West Texas, one well in East Texas, and three wells in the Gulf of Mexico.

In the fourth quarter of we expect to spend approximately $66.2 million for onshore activities, $70.0 million for offshore activities, and $1.5 million for seismic, leasehold, and other costs. These estimated expenditures could change based on the timing of third party operator decisions, permitting schedules and access to equipment, post acquisition effective date adjustments, among other things. See the Operations Update below for a discussion of our planned operating activity.

Acquisition of Properties from Newfield and Funding: On October 5th, we completed the acquisition of exploration and production properties in the Gulf of Mexico from Newfield Exploration, thereby adding production, reserves, cash flow and several hundred million barrels of unrisked exploratory potential to our portfolio. The adjusted purchase price was $208 million plus the assumption of certain plug and abandonment liabilities. The acquisition was initially funded from cash on hand and our revolving bank credit facility.

W&T acquired 78 offshore lease blocks, which includes 65 blocks in the deepwater, dramatically increasing our exposure to deepwater opportunities. The total gross acreage acquired was 432,700 acres.

The acquisition also included producing properties, six of which are in deepwater, four on the shelf and two producing overriding royalty interests in the deepwater. We expect to take over operations of approximately 90% of the production. Total proved and probable reserves acquired include 7.7 million barrels of oil equivalent (MMBoe) and 1.2 MMBoe, respectively, per third-party engineers’ estimates as of July 1, 2012. For the first 23 days of October, our average daily production from these properties was approximately 8,330 Boe per day net.

On October 17th, we completed a $300 million debt offering of 8.5% senior notes due June 2019. The notes were issued at 106% of par resulting in a yield of 6.96% and gross proceeds of $318 million. The net proceeds were used to repay all of our outstanding indebtedness under our revolving credit facility, a portion of which was recently incurred to partially fund our acquisition of properties from Newfield, and for general corporate purposes. This issuance was under an indenture pursuant to which W&T Offshore initially issued on June 10, 2011, $600 million principal amount of its 8.5% senior notes due 2019. Per the amendment to our credit agreement, the borrowing base was reduced $0.25 for each additional $1.00 of unsecured debt issued until the fall 2012 redetermination. This reduces our revolving credit facility availability to $575 million. We expect our borrowing base to be redetermined upward in early November.

Operations Review and Update:

Gulf of Mexico

Wells Completed in the Third Quarter 2012

Block/Field Name	Well	WI%	Type	Location	Target	Net Cost		Current Status
Ship Shoal 349/359 (Mahogany)	A-5 ST	100	Development	Shelf	Oil in P sand at ~14,300’	~$	12.3 million	Producing 1,100 Boe per day net in mid-October

Drilling Activity in the Third Quarter 2012

Block/Field Name	Well	WI%	Type	Location	Target	Net Est. Cost		Current Status
Mississippi Canyon 698 (Big Bend)	#1	20	Exploration	Deepwater	Oil at ~15,300’	~$	20.2 million	Drilling

West Cameron 73	#2	30	Exploration	Shelf	Gas in Cris R section at ~18,100’	~$	7.5 million	Completing

Main Pass 163	#1	40	Exploration	Shelf	Gas at ~8,650’	~$	2.9 million	Reached TD 10/15/12, deemed non-commercial

Ship Shoal 349/359 (Mahogany)	A-9 ST	100	Development	Shelf	Oil in P sand at ~14,300’	~$	29.8 million	Drilling

Drilling Activity in the Fourth Quarter 2012

Block/Field Name	Well	WI%	Type	Location	Target	Net Est. Cost		Current Status
MP 108	B-1 ST2	100	Exploration	Shelf	Gas and liquids in Tex W 6 sand	~$	24.1 million	Spud in late October

MC 243	A-2 ST	100	Development	Deepwater	Oil in the A sand	~$	15.6 million	Projected start in December

OFFSHORE DEVELOPMENT:

Mahogany Field: During the third quarter of 2012, we completed and brought on production the SS 349 A-5 ST well at our Mahogany Field, which is currently producing approximately 1,100 Boe per day net. We continue to be very active in that field and are currently drilling the A-9 ST well to further develop the P sand south of the A-5 ST. Following the A-9 ST well, we will utilize the rig for a recompletion of the Ship Shoal 349 A-2 well. We anticipate spudding the A-14 development well in early 2013. The development of the Mahogany Field will continue well into 2013. With the use of additional seismic data and well results, we anticipate adding more wells to the existing drilling program.

Matterhorn Field: At our Mississippi Canyon 243 A-2 ST, the well sanded up following Hurricane Isaac. We plan to begin drilling a sidetrack well before the end of the year in order to restore production. This well is expected to be on production during the first quarter of 2013 and have initial production of approximately 1,000 Boe per day net.

OFFSHORE EXPLORATION:

We participated in three non-operated exploratory wells in the Gulf of Mexico during the third quarter. The West Cameron 73 #2 well has reached total depth, encountered multiple stacked pays, and we are completing this well. This well will likely be brought on production in the third quarter of 2013. Drilling operations are also underway at our deepwater exploration well, Big Bend, at Mississippi Canyon 698. The well was spud in mid-October and is expected to reach the target depth by year end. Additionally, we participated in the non-operated Main Pass 163 well, which reached total depth in October and the objective was determined to be non-commercial.

In the fourth quarter we expect to drill the Main Pass 108 B-1 ST2, an exploration shelf well. Once the MP 108 B-1 ST2 is drilled and completed, we plan to drill the Main Pass 108 B-2 ST1 well in the first quarter of 2013. We have a 100% working interest in both exploration wells. The Ship Shoal 349 A-14, a development well at our Mahogany field, which will include a deep exploratory test extending beyond the targeted development sand, is planned to commence early next year.

In regards to the recent OCS lease sale 216/222, we were awarded all 11 lease blocks where W&T was high bidder. These 11 blocks provide an additional 47,212 acres at a cost of $2.46 million and in many instances are located in close proximity to our current production and infrastructure. We are initiating the permitting process and plan to incorporate these properties into our drilling plans as early as 2013.

Onshore

Wells Completed in Third Quarter 2012

Project & Area	WI%	Type	# of Wells	Target	Net Cost		Current Status
Permian Basin
Yellow Rose	100	Exploration	1 vertical	4,500’ of section in the Wolfberry	~$	2 mil each	Drilled on 40 acre spacing, on production

Yellow Rose	100	Development	16 vertical	4,500’ of section in the Wolfberry	~$	2 mil each	Drilled on 80 acre spacing, on production

East Texas
Star Prospect Sinclair 399 #1	97	Exploration	1 horizontal	James Lime Horizontal	~$	9.9 mil	2nd well of 4 well delineation program

Drilling Activity in the Third Quarter 2012

Project & Area	WI%	Well Type	# of Wells	Target	Net Est. Cost		Current Status
Permian Basin
Yellow Rose	100	Development	16 vertical	4,500’ of section in the Wolfberry	~$	2 mil each	Reached TD, awaiting completion

Yellow Rose Chablis #6H	100	Exploration	1 horizontal	Horizontal Wolfcamp	~$	6.9 mil	Awaiting final completion

Yellow Rose Pinotage #8H	100	Exploration	1 horizontal	Horizontal Wolfcamp	~$	6.7 mil	Frac’d October 16th, currently on flowback

Terry County Holmes 23-4 #1H	90	Exploration	1 horizontal	Horizontal Wolfcamp	~$	7.0 mil	Reached TD, preparing to frac

East Texas
Star Prospect Colwell A8 #1H	97	Exploration	1 horizontal	James Lime Horizontal	~$	7.3 mil	3rd well of 4 well delineation program - reached TD, currently on flowback

Drilling Activity in the Fourth Quarter 2012

Project & Area	WI%	Well Type	# of Wells	Target	Net Est. Cost		Current Status
Permian Basin
Yellow Rose	100	Development	~12 vertical	4,500’ of section in the Wolfberry	~$	2 mil each	Three rigs currently running

Yellow Rose	100	Exploration	1 horizontal	Horizontal Wolfcamp	~$	6.2 mil	Drilling

Terry County State Travis Henson #1H	90	Exploration	1 horizontal	Horizontal Wolfcamp	~$	5.5 mil	Drilling

East Texas
Star Prospect McMahon A-28 #1H	97	Exploration	1 horizontal	James Lime Horizontal	~$	7.6 mil	4th well of 4 well delineation program - currently drilling

ONSHORE EXPLORATION AND DEVELOPMENT:

Yellow Rose Properties: Our Yellow Rose project is located in the West Texas portions of Andrews, Martin, Dawson and Gaines Counties. This property was acquired in May of 2011 from Opal Resources. During the third quarter, we completed 17 vertical wells and at the end of the quarter had approximately

16 wells awaiting completion. Also during the quarter, we began our horizontal drilling program targeting the Wolfcamp formation. The first horizontal well is awaiting final completion; the second horizontal well is in flowback and; the third horizontal well is currently drilling. September production from our Yellow Rose Field averaged 2,500 Boe per day net. Production has continued to increase in the field and our daily production as of late October is approximately 3,000 Boe per day net. For the remainder of the year, we expect to continue our multi-rig program which will continue well into 2013. Our rig line-up could change depending on our ultimate evaluation of our horizontal well program and down spacing from our current 80 acres to 40 acres.

Terry County: We have an acreage position of approximately 9,500 acres in Terry County. We have continued with our exploration and delineation phase of this prospect during the quarter. During the third quarter we spud the first of two planned horizontal wells targeting the Wolfcamp. The first horizontal well reached TD in mid-October and has been frac’d. The second horizontal well, the State Travis-Henson Unit 20 #1-H is currently drilling. After we evaluate the results of these two wells, we expect to be able to provide our future development plans for this acreage. We do not currently have any reserves booked for our Terry County project.

Star Project: This is a project encompassing a six county area in East Texas comprised of 143,000 net acres. We are conducting a four well exploration program targeting the oil rich James Lime formation. The first two wells are in their test phase. During the third quarter we commenced drilling the Colwell A-8 well which is completed and we are initiating flowback. The fourth well, the McMahon A-28 is currently drilling. We expect this well to reach TD, be completed, and placed on flowback by year-end. We anticipate that the results of these four wells should provide sufficient data to delineate the project and determine future development plans.

Recompletes and Workovers: During the quarter we completed four workovers and four recompletes offshore and 50 workovers onshore. The combined cost was $8.6 million and initial production from these projects was 17.1 MMcfe per day or 2,800 Boe per day. We will continue with our recompletion and workover programs throughout the remainder of the year.

Outlook: The guidance for full year 2012 represents the Company’s best estimate of the range of likely future results, and is affected by the factors described below in “Forward-Looking Statements.”

On October 5, 2012, we updated our guidance for the full year 2012 due to the closing of the acquisition of the Newfield properties and a number of events that impacted third quarter production including; the effect of production deferral resulting from Hurricane Isaac, Tropical Storm Debbie and third-party pipeline outages; the sale of our South Timbalier 41 field and; the sanding up of our Mississippi Canyon 243 A-2 ST well.

In the fourth quarter of 2012, we will benefit from the contribution of the properties acquired from Newfield, which are expected to contribute between 3.4 and 4.4 Bcfe to our 2012 annual guidance.

Estimated Production	Prior Full-Year 2012	Revised Full-Year 2012
Oil and NGLs (MMBbls)	N/A	8.0 – 8.3
Natural gas (Bcf)	N/A	54.7 – 56.8
Total (Bcfe)	103 – 107	103 – 107
Total (MMBoe)	17.1 – 17.8	17.1 – 17.8

Operating Expenses ($ in millions)	Prior Full-Year 2012	Revised Full-Year 2012
Lease operating expenses	$215 – $237	no change
Gathering, transportation & production taxes	$25 – $35	no change
General and administrative	$75 – $85	no change
Income tax rate	38%	no change

Conference Call Information: W&T will hold a conference call to discuss these financial and operational results on Wednesday, October 31, 2012, at 10:00 a.m. Eastern Time. To participate, dial (480) 629-9645 a few minutes before the call begins. The call will also be broadcast live over the Internet from the Company’s website at www.wtoffshore.com. A replay of the conference call will be available approximately two hours after the end of the call until November 7, 2012, and may be accessed by calling (303) 590-3030 and using the pass code 4568692#.

About W&T Offshore

W&T Offshore, Inc. is an independent oil and natural gas producer focused primarily in the Gulf of Mexico and Texas. We have grown through acquisitions, exploration and development and currently hold working interests in approximately 67 producing offshore fields in federal and state waters, including the deepwater. During 2011, we expanded onshore into West Texas and East Texas where we are actively pursuing exploration and development activities. A substantial majority of our daily production is derived from wells we operate offshore. For more information on W&T Offshore, please visit our website at www.wtoffshore.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, uncertainties and other factors discussed in W&T Offshore’s Annual Report on Form 10-K for the year ended December 31, 2011 and subsequent Form 10-Q reports found at www.sec.gov or at our website at www.wtoffshore.com under the Investor Relations section.

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(In thousands, except per share data)
Revenues	$185,946	$245,371	$637,345	$709,148

Operating costs and expenses:
Lease operating expenses	53,411	58,899	170,349	159,901
Gathering, transportation costs and production taxes	4,163	5,903	15,314	15,386
Depreciation, depletion, amortization and accretion	77,462	84,455	251,894	241,917
General and administrative expenses	18,691	18,104	62,793	54,235
Derivative (gain) loss	24,659	(17,323)	14,421	(10,815)

Total costs and expenses	178,386	150,038	514,771	460,624

Operating income	7,560	95,333	122,574	248,524
Interest expense:
Incurred	14,791	14,721	43,409	36,913
Capitalized	(3,383)	(3,163)	(9,899)	(6,654)
Loss on extinguishment of debt	—	2,031	—	22,694
Other income	202	6	210	22

Income (loss) before income tax expense (benefit)	(3,646)	81,750	89,274	195,593
Income tax expense (benefit)	(2,175)	28,822	33,959	68,841

Net income (loss)	$(1,471)	$52,928	$55,315	$126,752

Basic and diluted earnings (loss) per common share	$(0.02)	$0.70	$0.73	$1.68

Weighted average common shares outstanding	74,327	74,029	74,315	74,639

Consolidated Cash Flow Information
Net cash provided by operating activities	$110,164	$166,206	$351,489	$396,051
Capital expenditures and acquisitions	125,088	137,027	312,372	619,804

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Operating Data

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net sales volumes:
Oil (MBbls)	1,371	1,524	4,361	4,495
NGL (MBbls)	451	501	1,581	1,279
Oil and NGLs (MBbls)	1,822	2,025	5,942	5,774
Natural gas (MMcf)	11,401	14,332	40,097	39,384
Total oil and natural gas (MBoe) (1)	3,722	4,414	12,625	12,338
Total oil and natural gas (MMcfe) (1)	22,331	26,483	75,749	74,025

Average daily equivalent sales (MBoe/d)	40.5	48.0	46.1	45.2
Average daily equivalent sales (MMcfe/d)	242.7	287.9	276.5	271.2

Average realized sales prices (Unhedged):
Oil ($/Bbl)	$100.68	$102.14	$105.89	$103.78
NGLs ($/Bbl)	27.66	56.43	40.99	55.45
Oil and NGLs ($/Bbl)	82.62	90.84	88.63	93.08
Natural gas ($/Mcf)	3.07	4.27	2.72	4.34
Barrel of oil equivalent ($/Boe)	49.86	55.54	50.36	57.40
Natural gas equivalent ($/Mcfe)	8.31	9.26	8.39	9.57

Average realized sales prices (Hedged): (2)
Oil ($/Bbl)	$100.05	$101.54	$104.30	$101.73
NGLs ($/Bbl)	27.66	56.43	40.99	55.45
Oil and NGLs ($/Bbl)	82.14	90.39	87.46	91.48
Natural gas ($/Mcf)	3.07	4.27	2.72	4.34
Barrel of oil equivalent ($/Boe)	49.62	55.33	49.81	56.65
Natural gas equivalent ($/Mcfe)	8.27	9.22	8.30	9.44

Average per Boe ($/Boe):
Lease operating expenses	$14.35	$13.34	$13.49	$12.96
Gathering and transportation costs and production taxes	1.12	1.34	1.21	1.25
Depreciation, depletion, amortization and accretion	20.81	19.13	19.95	19.61
General and administrative expenses	5.02	4.10	4.97	4.40
Net cash provided by operating activities	29.60	37.66	27.84	32.10
Adjusted EBITDA	29.48	36.60	30.98	38.13

Average per Mcfe ($/Mcfe):
Lease operating expenses	$2.39	$2.22	$2.25	$2.16
Gathering and transportation costs and production taxes	0.19	0.22	0.20	0.21
Depreciation, depletion, amortization and accretion	3.47	3.19	3.33	3.27
General and administrative expenses	0.84	0.68	0.83	0.73
Net cash provided by operating activities	4.93	6.28	4.64	5.35
Adjusted EBITDA	4.91	6.10	5.16	6.35

(1)	Bcfe and MMBoe are determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or NGLs (totals may not compute due to rounding). The conversion ratio does not assume price equivalency and the price on an equivalent basis for oil, NGLs and natural gas may differ significantly.
(2)	Data for 2012 and 2011 includes the effects of our commodity derivative contracts that did not qualify for hedge accounting.

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30, 2012	December 31, 2011
	(In thousands, except share data)
Assets
Current assets:
Cash and cash equivalents	$6,993	$4,512
Receivables:
Oil and natural gas sales	68,230	98,550
Joint interest and other	21,105	25,804
Income taxes	14,284	—

Total receivables	103,619	124,354
Deferred income taxes	—	2,007
Restricted cash and cash equivalents	24,026	—
Deposit for acquisition	22,800	—
Prepaid expenses and other assets	32,455	30,315

Total current assets	189,893	161,188
Property and equipment – at cost:
Oil and natural gas properties and equipment (full cost method, of which $158,585 at September 30, 2012 and $154,516 at December 31, 2011 were excluded from amortization)	6,229,626	5,959,016
Furniture, fixtures and other	20,912	19,500

Total property and equipment	6,250,538	5,978,516
Less accumulated depreciation, depletion and amortization	4,556,548	4,320,410

Net property and equipment	1,693,990	1,658,106
Restricted deposits for asset retirement obligations	28,441	33,462
Other assets	14,328	16,169

Total assets	$1,926,652	$1,868,925

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$104,274	$75,871
Undistributed oil and natural gas proceeds	34,660	33,732
Asset retirement obligations	83,545	138,185
Accrued liabilities	32,331	29,705
Income taxes	350	10,392
Deferred income taxes - current portion	2,945	—

Total current liabilities	258,105	287,885
Long-term debt	719,000	717,000
Asset retirement obligations, less current portion	250,704	255,695
Deferred income taxes	98,393	58,881
Other liabilities	9,470	4,890
Commitments and contingencies	—	—
Shareholders’ equity:
Common stock, $0.00001 par value; 118,330,000 shares authorized; 77,242,660 issued and 74,373,487 outstanding at September 30, 2012; 77,220,706 issued and 74,351,533 outstanding at December 31, 2011	1	1
Additional paid-in capital	396,601	386,920
Retained earnings	218,545	181,820
Treasury stock, at cost	(24,167)	(24,167)

Total shareholders’ equity	590,980	544,574

Total liabilities and shareholders’ equity	$1,926,652	$1,868,925

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
	2012	2011
	(In thousands)
Operating activities:
Net income	$55,315	$126,752
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	251,894	241,917
Amortization of debt issuance costs	2,046	1,401
Loss on extinguishment of debt	—	22,694
Share-based compensation	9,137	6,437
Derivative (gain) loss	14,421	(10,815)
Cash payments on derivative settlements	(6,960)	(9,239)
Deferred income taxes	44,465	59,442
Asset retirement obligation settlements	(63,150)	(51,349)
Changes in operating assets and liabilities	44,321	8,811

Net cash provided by operating activities	351,489	396,051

Investing activities:
Acquisitions of property interests in oil and natural gas properties	—	(434,582)
Investment in oil and natural gas properties and equipment	(312,372)	(185,222)
Proceeds from sales of oil and natural gas properties and equipment	30,453	15
Change in restricted cash	(24,026)	—
Deposit for acquisition	(22,800)	—
Purchases of furniture, fixtures and other	(2,125)	(318)

Net cash used in investing activities	(330,870)	(620,107)

Financing activities:
Issuance of Senior Notes	—	600,000
Repurchase of Senior Notes	—	(450,000)
Borrowings of long-term debt	316,000	512,000
Repayments of long-term debt	(314,000)	(418,000)
Dividends to shareholders	(17,848)	(8,936)
Repurchase premium and debt issuance costs	(2,081)	(31,997)
Other	(209)	—

Net cash (used in) provided by financing activities	(18,138)	203,067

Increase (decrease) in cash and cash equivalents	2,481	(20,989)
Cash and cash equivalents, beginning of period	4,512	28,655

Cash and cash equivalents, end of period	$6,993	$7,666

W&T OFFSHORE, INC. AND SUBSIDIARIES

Non-GAAP Information

Certain financial information included in our financial results are not measures of financial performance recognized by accounting principles generally accepted in the United States, or GAAP. These non-GAAP financial measures are “Net Income Excluding Special Items,” “EBITDA” and “Adjusted EBITDA.” Adjusted EBITDA margin represents the ratio of Adjusted EBITDA to total revenues. Our management uses these non-GAAP financial measures in its analysis of our performance. These disclosures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP performance measures which may be reported by other companies.

Reconciliation of Net Income to Net Income Excluding Special Items

“Net Income Excluding Special Items” does not include the unrealized derivative (gain) loss, a litigation accrual, loss on extinguishment of debt, and associated tax effects. Net Income excluding special items is presented because the timing and amount of these items cannot be reasonably estimated and affect the comparability of operating results from period to period, and current periods to prior periods.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(In thousands, except per share amounts) (Unaudited)
Net income (loss)	$(1,471)	$52,928	$55,315	$126,752
Unrealized commodity derivative (gain) loss	23,784	(18,240)	7,461	(20,054)
Loss on extinguishment of debt	—	2,031	—	22,694
Litigation accrual	700	—	9,000	—
Income tax adjustment for above items at statutory rate	(8,569)	5,673	(5,761)	(924)

Net income excluding special items	$14,444	$42,392	$66,015	$128,468

Basic and diluted earnings per common share, excluding special items	$0.19	$0.56	$0.87	$1.70

Reconciliation of Net Income to Adjusted EBITDA

We define EBITDA as net income plus income tax expense, net interest expense, depreciation, depletion, amortization, and accretion. Adjusted EBITDA excludes the unrealized gain or loss related to our derivative contracts, loss on extinguishment of debt, and a litigation accrual. We believe the presentation of EBITDA and Adjusted EBITDA provide useful information regarding our ability to service debt and to fund capital expenditures and help our investors understand our operating performance and make it easier to compare our results with those of other companies that have different financing, capital and tax structures. We believe this presentation is relevant and useful because it helps our investors understand our operating performance and make it easier to compare our results with those of other companies that have different financing, capital and tax structures. EBITDA and Adjusted EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. EBITDA and Adjusted EBITDA, as we calculate them, may not be comparable to EBITDA and Adjusted EBITDA measures reported by other companies. In addition, EBITDA and Adjusted EBITDA do not represent funds available for discretionary use.

The following table presents a reconciliation of our consolidated net income to consolidated EBITDA and Adjusted EBITDA.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(In thousands) (Unaudited)
Net income (loss)	$(1,471)	$52,928	$55,315	$126,752
Income tax expense (benefit)	(2,175)	28,822	33,959	68,841
Net interest expense	11,406	11,552	33,500	30,237
Depreciation, depletion, amortization and accretion	77,462	84,455	251,894	241,917

EBITDA	85,222	177,757	374,668	467,747

Adjustments:
Unrealized commodity derivative (gain) loss	23,784	(18,240)	7,461	(20,054)
Loss on extinguishment of debt	—	2,031	—	22,694
Litigation accrual	700	—	9,000	—

Adjusted EBITDA	$109,706	$161,548	$391,129	$470,387

Adjusted EBITDA Margin	59%	66%	61%	66%